                                   EXHIBIT 11

                 Computations of Earnings Per Share Information,

                    Primary and Fully Diluted - Net Earnings.

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
                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                             PRIMARY - NET EARNINGS

                                                 Three Months Ended           Six Months Ended
                                                    December 31,                 December 31,
                                                 1996          1995          1996          1995
                                                ------        ------        ------        ------
                                                    (in thousands, except per share amounts)

Net earnings for computing earnings
per share - primary ....................        $1,660        $2,395        $2,346        $2,875
                                                ======        ======        ======        ======

Weighted average number of common and
common equivalent shares outstanding ...         1,970         1,174         1,871         1,169
                                                ======        ======        ======        ======

Net earnings per common and common
equivalent share-primary ...............        $  .84        $ 2.04        $ 1.25        $ 2.46
                                                ======        ======        ======        ======

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
                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                          FULLY DILUTED - NET EARNINGS

                                                 Three Months Ended           Six Months Ended
                                                    December 31,                 December 31,
                                                 1996          1995          1996          1995
                                                ------        ------        ------        ------

                                                   (in thousands, except per share amounts)
Net earnings for computing earnings
per share - primary ....................        $1,660        $2,395        $2,346        $2,875

Reduction of interest expense less
applicable income taxes assuming
conversion of 7% convertible
subordinated debentures due 2011 .......            --           287            50           573
                                                ------        ------        ------        ------

Net earnings for computing earnings
per share-fully diluted ................        $1,660        $2,682        $2,396        $3,448
                                                ======        ======        ======        ======

Weighted average number of common and
common equivalent shares outstanding ...         1,971         1,179         1,872         1,180

Addition from assumed conversion as of
the beginning of each period of the 7%
convertible subordinated debentures
outstanding on a fully diluted basis

                                                    --           885           117           885
                                                ------        ------        ------        ------

Weighted average number of common and
common equivalent shares outstanding
on a fully diluted basis ...............         1,971         2,064         1,989         2,065
                                                ======        ======        ======        ======

Net earnings per common and common
equivalent share - fully diluted

                                                $  .84        $ 1.30        $ 1.20        $ 1.67
                                                ======        ======        ======        ======

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